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                                                                 EXHIBIT 99.3b
                                RAYTHEON EMPLOYEE
                           SAVINGS AND INVESTMENT PLAN


   Provisions in Effect as of June 1, 1994


   ARTICLE I - ADOPTION AND PURPOSE

         The Badger Savings and Investment Plan was established effective July 1, 1987, for the purpose of providing employees with a tax-effective means of allocating a portion of their salary to be invested in one or more investment opportunities specified in the Plan as determined by the employee and set aside for short-term and long-term needs of the employee. The Plan was applicable only to eligible employees of The Badger Company, Inc. from July 1, 1987, to May 12, 1993. On May 12, 1993, the Accounts of all Participants were transferred to the Raytheon Savings and Investment Plan. Thereafter, the Plan is applicable to employees of Raytheon Company and its subsidiaries who are employed in units designated by the Subsidiary or the Company as a Covered Unit and, in the case of Subsidiary units, approved by an authorized officer of the Company for participation in the Plan.

         It is intended that the Plan will comply with all of the requirements for a qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code and will be amended from time to time to maintain compliance with these requirements. The terms used in the Plan have the meanings specified in Article XIV unless the context indicates otherwise.

   ARTICLE II - ELIGIBILITY

         2.1. Eligibility Requirements - Present Employees -- Each Eligible Employee of the Company or a Subsidiary who was in a Period of Service in a Covered Unit as of the date specified in Appendix A were eligible to join the Plan as of said date or any subsequent Entry Date selected by the Eligible Employee provided he or she continues in the same Period of Service or meets the requirements under Section 2.2.

         2.2. Eligibility Requirements - Other Employees -- Each other Eligible Employee may join the Plan as of the first Entry Date coincident with or next following completion of a Period of Service of three (3) consecutive months commencing on the Employee's Commencement Date or Reemployment Commencement date, whichever is applicable.

         2.3. Procedure for Joining the Plan -- Each Eligible Employee who meets the requirements of Section 2.1 or Section 2.2 may join the Plan as of any Entry Date by communicating with Fidelity in accordance with instructions in an enrollment kit which will be made available to each Eligible Employee. An enrollment in the Plan shall not be deemed to have been completed until the Employee has designated: a percentage by which





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   Participants' Eligible Compensation shall be reduced as an Elective
   Deferral in accordance with the requirements of Section 3.3(b) subject to the non-discrimination test described in Section 3.3(a); election of investment funds as described in Article IV; one or more Beneficiaries; and such other information as specified by Fidelity. The Administrator in its discretion may from time to time make exceptions and adjustments in the foregoing procedure on a uniform and nondiscriminatory basis.

         2.4. Transfer to Position Not Covered by Plan -- If a Participant is transferred to another position with the Employer in which the Participant is no longer an Eligible Employee, the Participant will remain a Participant of the Plan with respect to Elective Deferrals previously made but will no longer be eligible to have Elective Deferrals made to the Plan on his or her behalf until he or she again becomes an Eligible Employee.
   In the event the Participant is subsequently transferred to a position in which he or she again becomes an Eligible Employee, the Participant may renew Elective Deferrals as of any Entry Date by communicating with Fidelity and providing all of the information requested by Fidelity.

         2.5.  Break in Service Rules

               (a) Periods of Service -- In determining the length of a Period of Service, the Administrator shall include all Periods of Service, except a Period of Service prior to a Period of Severance of twelve (12) months or more, unless subsequent to said Period of Severance the Participant completes a Period of Service of at least twelve (12) months.

               (b) Periods of Severance -- In determining the length of a Period of Service, the Administrator shall exclude all Periods of Severance, except that in the event a Participant returns from a quit, discharge, or Retirement, within twelve (12) months from the earlier of

               (i)  the date of the quit, discharge, or Retirement, or

               (ii) if the Participant was absent from employment for reasons such as layoff or Authorized Leave of Absence on the day of the quit, discharge, or Retirement, the first day of such absence, the period of absence will be included as a Period of Service.

               (c) Other Periods -- In making the determinations described in subsections (a) and (b) of this Section 2.5, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one (1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

   ARTICLE III - CONTRIBUTIONS

         3.1. Elective Deferrals -- Elective Deferrals must be made in one percent (1%) increments with a minimum Elective Deferral of one percent
   (1%) of Eligible Compensation and a maximum Elective Deferral of fifteen percent (15%), but no Participant may defer more than $7,000 for any Plan





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   Year, except as such amount is adjusted for changes in the cost of living as provided in Section 402(g)(5) of the Internal Revenue Code.

         3.2.  Excess Deferrals

         (a) Distribution of Excess Deferrals. Notwithstanding any other provision of the Plan, Excess Deferrals and income allocable thereto shall be distributed no later than each April 15 to Participants following the end of the Plan Year during which such Excess Deferral occurred. A distribution pursuant to this Section 3.2(a) of Excess Deferrals and income, gains, and losses allocable thereto shall be made without regard to any consent otherwise required under any other provision of the Plan. A distribution pursuant to this Section 3.2(a) of Excess Deferrals and income, gains and losses allocable thereto shall not be treated as a distribution for purposes of determining whether the distribution required by Section 6.4(d) is satisfied. Any distribution under this Section 3.2(a) of less than all the Excess Deferrals and income, gains, and losses allocable thereto shall be treated as a pro rata distribution of the Excess Deferrals and income, gains, and losses allocable thereto. In no case may an Employee receive from the Plan as a corrective distribution for a taxable year under this Section 3.1(a) an amount in excess of the individual's total Elective Contributions under the Plan for the taxable year.

         (b)   Income, Gains and Losses Allocable to Excess Deferrals

               (i) Adjustments. The Excess Deferrals distributed to a Participant with respect to a calendar year shall be adjusted for income, gains, and losses. The income, gains and losses allocable to the Excess Deferrals are equal to the sum of the allocable gain or loss for the taxable year of the individual as described in Section 3.2(b)(ii) below and the allocable gain or loss for the period between the end of the taxable year and the date of distribution as described in Section 3.2(b)(iii) below. Notwithstanding the foregoing, income allocable to Excess Deferrals may be calculated by any other method permitted by Treas. Reg. Section 1.402(g)-1(e)(5).

               (ii) Calculation of Gain or Loss For Tax Year. The gain or loss allocable to the Excess Deferrals for the taxable year of the individual is determined by multiplying the income for the taxable year of the individual is determined by multiplying the income for the taxable year of the individual allocable to his or her Elective
                     Deferrals by a fraction. The numerator of the fraction is the Excess Deferral made by the Employee for the taxable year. The denominator of the fraction is the total Elective Deferral Account of the Employee as of the end of the taxable year, reduced by the gain allocable to such total amount for the taxable year and increased by the loss allocable to such total amount for the taxable





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                     year.

            (iii) Calculation of Gain or Loss for Gap Period. The gain or loss allocable to the Excess Deferrals for the period between the end of the taxable year and the date of distribution is equal to ten percent (10%) of the income allocable to the Excess Deferrals for the taxable year (as calculated under Subsection (b)(ii) above) multiplied by the number of calendar months that have elapsed since the end of the taxable year. For purposes of determining the number of calendar months that have elapsed, a distribution occurring on or before the fifteenth (15th) day of the month will be treated as having been made on the last day of the preceding month, and a distribution occurring after such fifteenth (15th) day will be treated as having been made on the first (1st) day of the next month.

         (c) Coordination of Excess Deferrals with Distribution of Excess Contributions.

         The Excess Deferrals which may be distributed under Section 3.2(a) with respect to an Employee for a taxable year shall be reduced by any Excess Contributions previously distributed with respect to such Employee for the Plan Year beginning with or within such taxable year. In the event of a reduction under this Section 3.2(c), the amount of Excess Contributions included in the gross income of the Employee and reported by the Employer as a distribution of Excess Contributions shall be reduced by the amount of the reduction under this Section 3.2(c).

         3.3   Actual Deferral Percentage Limitation - Excess Contributions.

               (a) Limitation. The Plan Administrator shall periodically review the Elective Deferrals made by Participants during the Plan Year and ensure that one of the following tests is met for each Plan Year as required by Code Section 401(k):

               (i) Alternative 1. The actual deferral percentage of the Elective Deferrals of the Highly Compensated Employees who are Eligible Employees is not more than 1.25 times the actual deferral percentage of the Elective Deferrals for all other Eligible Employees; or

               (ii) Alternative 2. The actual deferral percentage of the Elective Deferrals for the Highly Compensated Employees who are Eligible Employees is not more than 2.0 times the actual deferral percentage of the Elective Deferrals for all other Eligible Employees and the actual deferral percentage of the Elective Deferrals for the Highly Compensated Employees who are Eligible Employees does not exceed the actual deferral percentage of the Elective Deferrals for all other Eligible Employees by more than





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                     two (2) percentage points.

               To the extent that the Elective Deferrals of Highly Compensated Employees who are Eligible Employees for the Plan Year exceed the maximum Elective Deferrals permitted under the foregoing limitations, the Plan has "Excess Contributions" which must be corrected as provided below.

               (b) Reduction in Elective Deferrals. The Administrator shall have the responsibility of determining on a continuing basis the extent, if any, to which these nondiscrimination tests may not be passed. If in the unlimited discretion of the Administrator it is determined that a reduction of the Elective Deferrals by such Highly Compensated Employees will be required in order to comply with the nondiscrimination tests, Elective Deferrals with respect to the Highly Compensated Employees may be reduced in one percent (1%) increments, commencing with Elective Deferrals of fifteen percent (15%). If reduction of such Elective Deferrals from 15% to 14% is insufficient to satisfy the requirements of the nondiscrimination tests, the Elective Deferrals of all Highly Compensated Employees which are 14% will be reduced to 13%. Subsequent reductions of one percent (1%) will be made in the Elective Deferrals of all Highly Compensated Employees at each successive percentage level until it is determined by the Administrator, in its discretion, that the Plan will satisfy the requirements of the nondiscrimination tests. Each reduction at that level will apply to all Highly Compensated Employees at that level regardless of whether their Elective Deferral percentage has been reduced from higher levels. If any Highly Compensated Employee is a participant under two or more cash or deferred arrangements of the Employer, for purposes of determining the Elective Deferral percentage with respect to such Employee, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement.

               (c) Correction of Excess Contributions. The Plan Administrator may cause Excess Contributions and income allocable thereto to be distributed to the Participants on whose behalf such Excess Contributions were made for the preceding Plan Year. The Plan Administrator shall distribute the Excess Contributions no later than two and one-half (2 1/2) months following the end of any Plan Year. The actual deferral ratio (See Code Section 401(k)(3)(B)) of the Highly Compensated Employee with the highest actual deferral ratio will be reduced to the extent required to equal the lesser of:

               (i) The amount which enables the Plan to satisfy the actual deferral percentage maximum determined under Section 3.3(a); or

               (ii) The amount which causes such Highly Compensated Employee's actual deferral ratio to equal the ratio of the Highly Compensated Employee with the next highest actual deferral ratio.





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               The reduction process will be repeated until the Plan satisfies the actual deferral percentage limit of Section 3.3(a). For each Highly Compensated Employee, the amount of Excess Contributions is equal to the Employee's Elective Deferral (determined before application of this subsection) minus the amount determined by multiplying the Employee's actual deferral ratio (determined after application of this subsection) by his or her Eligible Compensation used in determining such percentage. In no case shall the amount of Excess
               Contributions for a Plan Year with respect to any Highly Compensated Employee exceed the amount of Elective Deferrals made on behalf of such Highly Compensated Employee for the Plan Year.

               (d) General Rules. In applying the tests under this Section 3.3, the Administrator shall be governed by the following rules:

               (i) Plan Aggregation. Two or more cash or deferred arrangements may be considered as a single plan for purposes of determining whether or not such plans satisfy Code Sections 401(a)(4), 410(b) and 401(k). In such a case, the cash or deferred arrangements included in such plans and the plans including such arrangements shall be treated as one arrangement and as one plan for purposes of this Section 3.3 and Code Sections 401(a)(4), 410(b) and 401(k). If the Employer maintains two or more plans that are treated as a single plan for purposes of Code Sections 401(a)(4) or 410(b) (other than Code Section 410(b((2)(A)(ii)), all cash or deferred arrangements included in such plans, employee contributions, and matching contributions shall be treated as a single arrangement for purposes of Code Sections 401(a)(4), 410(b) and 401(k).

               (ii) Highly Compensated Participants Eligible Under More Than One Arrangement. The actual deferral ratio of Participants who are Highly Compensated Employees is calculated by treating all of the cash or deferral arrangements for which such employees are eligible as one cash or deferred arrangement pursuant to Treas. Reg.
                     Section 1.401(k)-1(g)(8).

              (iii) Family Aggregation Rules. The family aggregation rules set forth in Code Section 414(q)(6) shall apply in calculating the average deferral ratio of Highly Compensated Employees. Under these rules, the family group shall be treated as one Highly Compensated Employee and the actual deferral ratio for the family group shall be the greater of:

                     a.    The ratio determined by combining the Eligible
                           Compensation and Elective Deferrals of all eligible





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                           family members who are highly compensated without
                           regard to family aggregation; and

                     b. The ratio determined by combining the Eligible Compensation and Elective Deferrals Contributions of all eligible family members.

                     In all respects, the determination and correction of Excess Contributions of a Highly Compensated Employee and his or her family members shall be calculated in accordance with Treas. Reg. Section 1.401(k)-1(f)(5)(ii) and 1.401(k)-1(g)(1)(ii)(C).

               (e) Distributions. A distribution of Excess Contributions and income, gains, and losses allocable thereto shall be made without regard to any consent otherwise required under any other provision of the Plan. A distribution pursuant to Section 3.3 of Excess Contributions and income, gains and losses allocable to Excess Contributions shall not be treated as a distribution for purposes of determining whether the distribution required by Section 6.4(d) is satisfied. Any distribution under Section 3.3 of less than all Excess Contributions and income, gains, and losses allocable to Excess Contributions shall be treated as a pro rata distribution of Excess Contributions and income, gains, and losses allocable thereto. In no case shall excess Contributions for a Plan Year remain unallocated or be allocated to any suspense account for allocation to one or more employees to any future Plan Year.

         (f)   Income, Gains and Losses Allocable to Excess Contributions

                     (i) Adjustments. The Excess Contributions distributed to a Participant with respect to a Plan Year shall be adjusted for income, gains, and losses. The income, gains, and losses allocable to Excess Contributions for purposes of this Section 3.3(f) are equal to the sum of the allocable gain or loss for the Plan Year described in Subsection (f)(ii) below, and the allocable gain or loss for the period between the end of the Plan Year and the date of distribution described in Subsection
                           (f)(iii) below. Notwithstanding the foregoing, income allocable to Excess Contributions may be calculated pursuant to any other method permitted by Treas. Reg. Section 1.401(k)-1(f)(4).

                     (ii) Calculation of Gain or Loss Allocable to Excess Contributions. The gain or loss allocable to Excess Contributions for the Plan Year is determined by multiplying the income for the Plan
                           Year allocable to Elective Deferrals by a fraction. The numerator of the fraction is the Excess Contribution by the Employee for the Plan Year.





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                           The denominator of the fraction is the total
                           Account balance of the Employee attributable to Elective Deferrals as of the end of the Plan Year, reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year.

                  (iii) Calculation of Allocable Gain or Loss for Gap Period. The gain or loss allocable to Excess Contributions for the period between the end of the Plan Year and the distribution date is equal to 10 percent of the income allocable to Excess Contributions for the plan Year (as calculated under Subsection 3.3(f)(I) above) multiplied b the number of calendar months that have elapsed since the end of the Plan Year. For purposes of determining the number of calendar months that have elapsed, a distribution occurring on or before the fifteenth (15th) day of the month will be treated as having been made on the last day of the preceding month, and a distribution occurring after such fifteenth (15th) day will be treated as having been made on the first day of the next month.

               (g) Coordination of Excess Contributions With Distribution of Excess Deferrals.

                     (i) The amount of Excess Contributions to be determined under Section 3.3(c) with respect to a Highly Compensated Employee for a Plan Year shall be reduced by any Excess Deferral amount previously distributed in accordance with Section 3.2(c) to such Participant for the Participant's taxable year end with or within such Plan Year.

                     (ii)  The Excess Deferrals that may be distributed under
                           Section 3.2(c) with respect to an Employee for a taxable year shall be reduced by any Excess Contributions previously distributed with respect to such Employee for the Plan Year beginning with or within such taxable year. In the event of a reduction under this Section 3.3(g)(ii), the amount of Excess Contributions included in the gross income of the Employee and the amount of Excess Contributions reported by the Employer as includable in the gross income of the Employee shall be reduced by the amount of the reduction under this Section 3.3(g)(ii).

         3.4. Reinstatement of Reduced Amounts -- Any reduction effected pursuant to Section 3.3(b) will remain in effect for the remainder of the Plan Year in which the reduction occurs. A Participant whose Elective





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   Deferral has been reduced may elect, subject to the approval of the
   Administrator, to increase his or her Elective Deferral effective as of the Entry Date in January of the next Plan Year. This election must be made in accordance with the procedure described in Section 3.5. The reduction described in Section 3.3(b) will not be automatically reinstated.

         3.5. Change in Elective Deferrals -- Except as provided in Section 3.3, any Participant may change his or her Elective Deferral percentage by notifying Fidelity, such changes to take effect as of the next designated Entry Date in accordance with the Administrator's rules then in effect.

         3.6. Voluntary Reduction of Elective Deferral to Zero --Any Participant may elect to reduce the level of the Participant's Elective Deferral to zero as of the beginning of any pay period. The reduction will take effect as soon as practicable following telephone notification by the Participant to Fidelity. A Participant who has reduced his or her Elective Deferral to zero may again make Elective Deferrals as of any Entry Date in accordance with the Administrator's rules then in effect, by telephone notification to Fidelity.

         3.7. Rollover Contributions -- Participants may transfer into the Plan qualifying rollover amounts (as defined in Section 402 of the Code) received from other qualified plans subject to Section 401(k) or Section 401(m) of the Code; annuity accounts under Section 403(b) of the Code; qualified defined contribution pension or profit sharing plans, provided that no federal income tax has been required to have been paid previously on such amounts; or rollover contributions from an individual retirement account described in Section 408(d)(3)(A)(ii) of the Code (referred to herein as a "conduit IRA"). Such transfers will be referred to as "rollover contributions" and will be subject to the following conditions:

         (i) the transferred funds are received by the Trustee no later than sixty (60) days from receipt by the Employee of a distribution from another qualified Section 401(k) or Section 401 (m) plan or, in the event that the funds are transferred from a conduit IRA, no later than sixty (60) days from the date that the Participant receives such funds from the individual retirement account, subject, however, to (v) below where applicable;

         (ii) the amount of such rollover contributions shall not exceed the limitations set forth in Section 402 of the Code;

        (iii) rollover contributions shall be taken into account by the Administrator in determining the Participant's eligibility for a loan pursuant to Article VII;

         (iv) rollover contributions may be distributed at the request of the Participant, subject to the same administrative procedures as apply to other distributions;

         (v) rollover contributions may not be received by the Trustee earlier than the Entry Date upon which the Participant elects





         PAGE 10

               to join the Plan;

         (vi) rollover contributions transferred pursuant to this Section 3.7 shall be credited to the Participant's Rollover Contribution Account. Rollover contributions will be invested upon receipt by the Trustee;

       (vii) no rollover contribution will be accepted unless (A) the Employee on whose behalf the rollover contribution will be made is either a Participant or has notified the Administrator that he intends to become a Participant on the first date on which he is eligible therefor; and (B) all required information, including selection of specific investment accounts, is provided to Fidelity. When the rollover contribution has been deposited, any further change in investment allocation of future deferrals or transfer of account balances between investment funds will be effected through the procedures set forth in Sections 4.2 and 4.3.

      (viii) under no circumstances shall the Administrator accept as rollover contributions amounts which have previously been subject to federal income tax.

   ARTICLE IV - INVESTMENT OF ACCOUNTS

         4.1. Election of Investment Options -- Upon enrollment in the Plan, each Participant shall direct that the funds in the Participant's Account be invested in increments of ten percent (10%) in one or more of the following investment options:

         Fund A - an equity fund designated by the Administrator;

         Fund B - a fixed income fund designated by the Administrator;

         Fund C - Raytheon Company common stock fund;

         Fund D - a stock index fund designated by the Administrator,

         Fund E - a balanced fund designated by the Administrator.

         In its discretion, the Administrator may from time to time designate new funds and, where appropriate, preclude investment in existing funds and provide for the transfer of Accounts invested in those funds to other funds selected by the Participant or, if no such election is made, to Fund B or similar low risk fixed income fund as determined by the Administrator in its discretion.

         In the event that a Participant fails to designate the investment option for 100% of the Participant's account or erroneously designates the investment of more than 100%, the investment designation will be a nullity and the Enrollment Agreement will be returned to the Eligible Employee.  If the Enrollment Agreement is corrected and returned, enrollment will not be





         PAGE 11

   effective until the next Entry Date with respect to which the notice requirements set forth in Section 2.3 are satisfied. Officers covered by Securities and Exchange Commission Regulation 16b will not be eligible to elect Fund C, the Raytheon common stock fund, until such election is approved by the shareholders of Raytheon Company. Any request to invest in or transfer out of the Raytheon Common Stock Fund by an "executive officer," as that term is defined in the regulations of the Securities Exchange Commission (SEC), shall not become effective until six (6) months subsequent to the date the Administrator is notified of the request.

         4.2. Change in Investment Allocation of Future Deferrals -Each Participant may elect to change the investment allocation of future Elective Deferrals effective as of the Entry Dates in January, April, July or October, or such other months as may be specified under the Administrator's rules then in effect, by providing telephone notice to Fidelity. Any changes must also be made in ten percent (10%) increments and must result in a total investment of one hundred percent (100%) of the Participant's Account.

         4.3. Transfer of Account Balances Between Investment Funds -- Each Participant may elect to transfer all or a portion of the amount in the Participant's Account between investment funds effective as of the Entry Dates in January, April, July or October of each year or such other months as may be designated in the Administrator's rules then in effect. Such transfers must be made in ten percent (10%) increments of the entire Account as of the completion of the transfer and must result in investment of one hundred percent (100%) of the Account. Transfers shall be effected by telephone notice to Fidelity.

         4.4. Ownership Status of Funds -- The Trustee shall be the owner of record of the assets in the funds specified as Funds A, B, D and E and such other funds as may be established by the Administrator. The Administrator shall have records maintained as of the Valuation Date for each fund allocating a portion of the fund to each Participant who has elected that his or her Account be invested in such fund. The records shall reflect each Participant's portion of Funds A, B, D and E in a cash amount and shall reflect each Participant's portion of Fund C in shares of stock and cash.

         4.5. Voting Rights -- Participants whose Accounts have shares of participation in the Raytheon Company Common Stock Fund on the last business day of the second month preceding the record date (the "Voting Eligibility Date") for any meeting of stockholders have the right to instruct the Trustee as to voting at such meeting. The number of votes is determined by dividing the value of the shares in the Participant's Account in the Raytheon Common Stock Fund by the closing price of Raytheon Common Stock on the Voting Eligibility Date. If the Trustee has not received instructions from a Participant as to voting of shares within a specified time, then the Trustee shall not vote those shares. If a Participant furnishes the Trustee with a signed vote direction card without indicating a voting choice thereon, the Trustee shall vote Participant's shares as recommended by management. In addition, each Participant shall have the





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   right to accept or reject any tender or exchange offer for shares of common stock. The Trustee shall vote (or tender or exchange) all combined fractional shares of Raytheon Common Stock to the extent possible in the same proportion as the shares which have been voted (or tendered or exchanged) by each Participant. Any instructions as to voting (or tender or exchange) received from an individual Participant shall be held in confidence by the Trustee and shall not be divulged to the Companies or to any officer or employee thereof or to any other person.

   ARTICLE V - VESTING

         5.1. Vesting Status -- Each Participant shall have a Nonforfeitable right to any amounts in the Participant's Account.

   ARTICLE VI - WITHDRAWALS AND DISTRIBUTIONS

         6.1. In-Service Withdrawal - Employee Account -- A Participant may withdraw all or a portion of the Participant's Employee Account upon attainment of age 59 1/2 or, except for earnings on Elective Deferrals made on or after January 1, 1989, for reasons of immediate and substantial financial need as defined in Section 6.2. Withdrawals from the Employee Accounts of less than $250 will not be permitted. Withdrawals will be based upon the value of the Account as of the date established by the Administrator or through the application of a uniform and equitable rule, and will be effected by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B, D and E, and such other funds as may be established by the Administrator, will be made in cash; withdrawals from Fund C will be made in either cash or stock (with cash for fractional or unissued shares) as elected by the Participant. Funds for the withdrawal will be taken on a pro rata basis against the Participant's investment fund balances in the Participant's Employee Account.

         6.2. Documentation Required For Financial Hardship Withdrawals -- A Participant requesting a withdrawal of part or all of the Participant's Employee Account due to reasons of immediate and substantial financial need will be required to submit such documentation or information in other form as required by the Administrator and shall advise Fidelity by telephone notice or such other means as established by the Administrator's rules then in effect the amount and type of the financial need and shall represent that the amount of the withdrawal does not exceed the financial need. The Participant shall also represent that this financial need cannot be satisfied by any of the following sources: through reimbursement or compensation by insurance or otherwise; by cessation of Elective Deferrals under the Plan; or by other distributions or loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms. For purposes of Section 6.1, "immediate and substantial financial need" is limited to financial need arising from the following specific causes: medical expenses incurred by the Participant, the Participant's spouse or any dependents of the Participant; purchase (excluding mortgage payments) of a principal residence for the Participant; payment of tuition for the next twelve months of post-secondary education for the Participant, the Participant's spouse, or dependents; to prevent the eviction from or foreclosure on Participant's principal residence; or any other circumstance, as determined by the Administrator based upon all the relevant facts, establishing substantial justification for the withdrawal.

         6.3. Suspension of Elective Deferrals for Financial Hardship Withdrawals. If a Participant's application for a hardship withdrawal is approved and the withdrawal effected, Participant's Elective Deferrals will be suspended for a period of one year from the date of withdrawal. Thereafter, Elective Deferrals shall be in the same amount and with the same investment options as in effect prior to the withdrawal unless notice by telephone or in writing giving other instructions is received by Fidelity prior to the expiration of the one-year period from the withdrawal.

         6.4. In-Service Withdrawal - Rollover Contribution Account -- A Participant may withdraw all or a portion of the Participant's Rollover Contribution Account. Withdrawals will be based upon the value of the account as of the date established by the Administrator through the application of a uniform and equitable rule by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B, D and E will be made in cash. Withdrawals from Fund C will be made in cash or stock (with cash for fractional or unissued shares) as elected by the Participant.

         6.5. Redeposits Prohibited -- No amount withdrawn pursuant to Sections 6.1, 6.4 or 6.6 may be redeposited in the Plan.

         6.6.  Distribution --

         (a) Distribution of the Participant's Account will be made upon the Retirement, Disability (as defined in Section 14.11), death, Severance from Service (as defined in Section 14.38), or Layoff
               (as defined in Section 14.23) of the Participant; or, to an alternate payee, upon issuance of a Qualified Domestic
               Relations Order (as defined in Section 414(p) of the Internal Revenue Code and the Retirement Equity Act). In the event of the death of a Participant, the distribution shall be made to the Participant's Beneficiary. The standard form of distribution will be a lump sum distribution of the entire amount in the Participant's Account which will be paid as soon as practicable following notification to Fidelity of the Retirement, death, Disability or Severance from Service. Distribution of the amounts in said accounts in the funds designated Fund A, Fund B, Fund D and Fund E, and such other funds as may be established by the Administrator, in Section
               4.1 will be made in cash. Distribution of any amount in said accounts in Fund C (Raytheon Company stock) will be made in either cash or, if elected by the Participant or, in the case of death, the Participant's Beneficiary, stock. Retiring Participants and Beneficiaries of deceased Participants may elect to defer the entire amount of the lump sum distribution to January of the year following the date of Retirement or death. Partial deferrals will not be permitted. If there is no Beneficiary surviving a deceased Participant at the time payment of a Participant's Account is to be made, such payment shall be made in a lump sum to the person or persons in the first following class of successive Beneficiaries surviving, any testamentary devise or bequest to the contrary notwithstanding: the Participant's (i) spouse, (ii) children and issue of deceased children by right of representation,
               (iii) parents, (iv) brothers and sisters and issue of deceased brothers and sisters by right of representation, or (v) executors or administrators. If no Beneficiary can be located during a period of seven (7) years from the date of death, the amount of the distribution shall revert to the Trust and be treated in the same manner as a forfeiture under Section 3.8.

         (b) In the event that upon a Participant's Severance From Service Date the Participant's Account exceeds Thirty-Five Hundred Dollars ($3,500), the Participant shall have the option of not receiving an immediate distribution of the Account. Participant's Account will be distributed in its entirety upon the earlier of Participant's attainment of Normal Retirement Age or receipt by Fidelity of a request for a final distribution.

         (c) Except as provided by Section 401(a)(9) of the Code as referenced in this Section, benefits in the Plan will be distributed to each Participant not later than the sixtieth
               (60th) day after the close of the Plan Year in which the latest of the following events occurs:

               (1)   attainment by the Participant of Normal Retirement Age;

               (2) the tenth (10th) anniversary of the date on which Participant commenced participation in the Plan; or

               (3)   Participant's Severance from Service.

               If the amount of the benefit payable to a Participant has not been ascertained by the sixtieth (60th) day after the close of the Plan Year in which the latest of the three events described in clauses (1), (2) and (3) above occurred, or Participant cannot be located after reasonable efforts to do so, then payment retroactive to said sixtieth (60th) day after the close of the Plan Year in which the latest of the three events occurred may be made no later than sixty (60) days after the later of the earliest date on which the amount of such payment can be ascertained under the Plan or the earliest date on which the Participant is located.

         (d) In any event, as required by Section 401(a)(9) of the Code, distribution of a Participant's benefit will be made no later than April 1 of the calendar year following the year in which the Participant attains age 70 1/2.

         (e) In the event that the Plan is determined to be a direct or indirect transferee of either a defined benefit plan or a defined contribution plan subject to the funding standards of
               Section 412 of the Code, the Surviving Spouse of a Participant who dies with an Account in the Plan shall have the option of electing a qualified pre-retirement survivor annuity in lieu of the standard form of distribution.

         6.7. Withdrawal/Distribution - Executive Officers -- No withdrawal by or distribution to an "executive officer, as that term is defined by the SEC, from an Account in the Raytheon Common Stock Fund will be effective until the expiration of six (6) months from the date the Administrator receives the request for the withdrawal or distribution.

   ARTICLE VII - LOANS
         7.1. Availability of Loans - Participants may borrow against all or a portion of the balance in the Participant's Account subject to the limitations set forth in this Article.

         7.2. Minimum Amount of Loan - No loan of less than $500 will be permitted.

         7.3. Maximum Amount of Loan - No loan in excess of fifty percent (50%) of the aggregate value of a Participant's Employee Account and Rollover Contribution Account balances will be permitted. In addition, limits imposed by the Internal Revenue Code and any other requirements of applicable statute or regulation will be applied. Under the current requirements of the Internal Revenue Code, if the aggregate value of a Participant's Employee Account and Rollover Contribution Account exceeds $20,000, the loan cannot exceed the lesser of one-half (1/2) the Nonforfeitable aggregate value or $50,000 reduced by the excess of (a) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made over
   (b) the outstanding balance of loans from the Plan on the date on which such loan was made.

         7.4. Effective Date of Loans -- Loans will be effective as specified in the Administrator's rules then in effect.

         7.5. Repayment Schedule - The Participant may select a repayment schedule of 1, 2, 3, 4 or 5 years. If the loan is used to acquire any dwelling which, within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant, the repayment period may be extended up to 15 years at the election of the Participant. All repayments will be made through payroll deductions in accordance with the loan agreement executed at the time the loan is made, except that, in the event of the sale of all or a portion of the business of the Employer or one of the Companies, or other unusual circumstances, the Administrator, through uniform and equitable rules, may establish for other means of repayment. The loan agreement will permit repayment of the entire outstanding balance in one lump sum. The minimum repayment amount per pay period is $10 for Participants paid weekly and $50 for Participants paid monthly. The repayment schedule shall provide for substantially level amortization of the loan. Repayments for Participants in a Period of Service but on an Authorized Leave of Absence or Layoff shall be made in accordance with procedures established by the Administrator.

         7.6. Limit on Number of Loans -- No more than two loans may be outstanding at any time.

         7.7. Interest Rate -- The interest rate for a loan pursuant to this Article will be equal to the prime rate published in The Wall Street Journal on the first business day in June and December of each year. The rate published on the first business day in June will apply to loans which are effective on the last day of the months June through November; the rate published on the first business day of December will apply to loans which are effective on the last day of the months of December through May.

         7.8. Effect Upon Participant's Employee Account -- Upon the granting of a loan to a Participant by the Administrator, the allocations in the Participant's Account to the respective investment funds will be reduced on a pro rata basis and replaced by the loan balance which will be designated as an asset in the Account. Such reduction shall be effected by reducing the Participant's Accounts in the following sequence, with no reduction of the succeeding Accounts until prior Accounts have been exhausted by the loan: Employee Account and Rollover Contribution Account. Upon repayment of the principal and interest, the loan balance will be reduced, the Participant Accounts will be increased in reverse order in which they were exhausted by the loan, and the loan payments will be allocated to the respective investment funds in accordance with the investment election then in effect.

         7.9. Effect of Severance From Service and Non-Payment -- In the event that a loan remains outstanding upon the Retirement, death or Severance from Service of a Participant, the amount of any unpaid principal will be deducted from the distribution made to the Participant. If, as a result of Layoff or Authorized Leave of Absence, a Participant, although still in a Period of Service, is not being compensated through the Employer's payroll system, loan payments will be suspended until the earliest of the first pay date after Participant returns to active employment, the Participant's Severance from Service Date, or the expiration of twelve (12) months from the date of the suspension, at which time the outstanding principal of any unpaid loan will be deducted from the distribution made to the Participant. In such event the unpaid principal and interest will be deducted from the Participant's Account and any remaining balance in said Account will be paid to the Participant if the Participant incurs a Severance from Service or requests in writing payment of such balance.

         7.10. Loans - Executive Officers - No loan to an executive officer from an Account in the Raytheon Common Stock Fund will be effective until the expiration of six (6) months from the date on which the application for the loan is received by the Administrator.

   ARTICLE VIII - LIMITATIONS OF SECTION 415 OF THE CODE

         8.1.  Maximum Permissible Amount of a Participant's Annual Addition -
   - Notwithstanding any other provision of this Plan, the Maximum Permissible Amount of a Participant's Annual Addition under this Plan means the lesser of $30,000 (or beginning January 1, 1986, such larger amount determined by the Commissioner of the Internal Revenue Service) or twenty-five percent (25%) of the Participant's compensation for the Limitation Year. For purposes of this Article VIII, compensation is defined as the Participant's wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer (including but not limited to sales commissions, compensation for services on the basis of a percentage of profits, tips, and bonuses), excluding all items listed in subparagraph (2) of Paragraph (d) of 26 CFR
   Section 1.415-2. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive-month period, the Maximum Permissible Amount for the short Limitation Year will be the lesser of (1) $30,000 (or such larger amount determined by the Commissioner of Internal Revenue or by statute) multiplied by the following fraction:

                             number of months in the
                              short Limitation Year
                             -----------------------
                                       12

   or (2) twenty-five percent (25%) of the Participant's compensation for the short Limitation Year.

         8.2. Coordination of Annual Additions -- Notwithstanding any other provision of this Plan, if any Annual Additions are allocated under other qualified defined contribution plans maintained by the Employer with respect to a Participant of this Plan, and the Participant's Elective Deferral that would otherwise be contributed or allocated to the Participant's Account under this Plan would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount specified in
   Section 8.1, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans for the Limitation Year will equal said Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified defined contribution plans in the aggregate are equal to or greater than the Maximum Permissible Amount, as specified in Section 8.1, any amount contributed or allocated to the Participant's account for the Limitation Year will be treated as an Excess Amount.

         8.3. Coordination with Limitation on Benefit from All Plans -- Notwithstanding the foregoing, the otherwise permissible Annual Addition under this Plan for any Participant may be further reduced to the extent necessary, as determined by the Administrator, to prevent disqualification of the Plan under Section 415 of the Internal Revenue Code, which imposes the following additional limitations on the benefits payable to Participants who also may be participating in another tax qualified pension, profit sharing, savings, or stock bonus plan of the Employer: If an individual is a Participant at any time in both a defined benefit plan and a defined contribution plan maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0. The defined benefit plan fraction for any Limitation Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan (determined at the close of the Limitation Year) and the denominator of which is the lesser of:

         (a) 1.25 (1.0 during any Plan Year in which the Plan has been determined under Section 9.3 of Article IX to be top heavy) times the dollar limitation in effect for that Limitation Year, or

         (b)  1.4 times the compensation limitation for that Limitation Year.

   The defined contribution plan fraction for any Limitation Year is a fraction, the numerator of which is the sum of the Annual Additions to the Participant's accounts in such Limitation Year and all prior Limitation Years and the denominator of which as of the end of a Limitation Year is the sum of the defined contribution increments for that year and all prior Limitation Years. For each Limitation Year, the defined contribution increment is the lesser of 1.25 (1.0 during any Plan Year in which the Plan has been determined under Section 9.3 of Article IX to be top heavy) times the dollar limitation for that year, or 1.4 times the compensation limitation for that year. For purposes of this limitation, all defined benefit plans of the Employer whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Employer, whether or not terminated, are to be treated as one defined contribution plan.

   ARTICLE IX - LIMITATIONS OF SECTION 416 OF THE CODE

         9.1. General Rule -- In the event that the Plan becomes top heavy with respect to a Plan Year commencing on or after January 1, 1988, the provisions of this Article shall apply.

         9.2.  Definitions -

               (a) Key Employee: Any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was an office of the Employer, an owner (or considered an owner under Section
                     415(c)(1)(A) of the Code) of one of the ten largest interests in the Employer if such individual's compensation exceeds 150 percent of the dollar limitation under Section 415(c)(1)(A) of the Code, a five percent

                     (5%) owner of the Employer, or a one percent (1%) owner of the Employer who has an annual compensation of more than $150,000. The determination period of the Plan is the Plan Year containing the determination date and the four (4) preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

               (b)   Non-Key Employee:  Any Employee who is not a Key
                     Employee.

               (c)   Top-Heavy Ratio:

                     (i) If the Employer maintains one or more defined benefit plans and the Employer has never maintained any defined contribution plans (including any simplified employee pension plan) which has covered or could cover a Participant in this Plan, the Top-Heavy Ration is a fraction, the numerator of which is the sum of the present value of accrued benefits of all Key Employees as of the determination date (including any part of any accrued benefit distributed in the five-year period ending on the determination date), and the denominator of which is the sum of all accrued benefits (including any part of any accrued benefit distributed in the five-year period ending on the determination date) of all Participants as of the determination date.

                     (ii) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which have covered or could cover a Participant in this Plan, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of account balances under the defined contribution plans for all Key Employees and the present value of accrued benefits under the defined benefit plans for all Key Employees, and the denominator of which is the sum of the account balances under the defined contribution plans for all Participants and the present value of accrued benefits under the defined benefit plans for all Participants. Both the numerator and denominator of the Top-Heavy Ratio are adjusted for any distribution of an account balance or an accrued benefit made in the five-year period ending on the determination date and any contribution due but unpaid as of the determination date.

                     (iii) For purposes of (i) and (ii) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent valuation date that falls within or ends with the 12- month period ending on the determination date. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the determination dates that fall within the same calendar year.

               (d) Permissive aggregation group: The required aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

               (e) Required aggregation group: (i) Each qualified plan of the Employer in which at least one Key Employee participates, and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) and 410 of the Code.

               (f) Determination date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

               (g)  Valuation date:  The last day of each Plan Year.

               (h) Present Value: Present Value shall be based only on the interest rate used by the Administrator to determine com-pliance with the funding requirements under the Retirement Act and the mortality rates specified on an appropriate current unisex table.

         9.3. Determination as to Whether the Plan is Top Heavy -The Administrator shall determine whether the Plan is top heavy within the meaning of Section 416. The Plan shall be top heavy for any Plan Year beginning after December 42, 1987, if, as of the last day of the preceding Plan Year (the "determination date"), any of the following conditions exist:

               (a) If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any required aggregation group or permissive aggregation group of plans;

               (b)   If this Plan is a part of a required aggregation group of
         plans (but which is not part of a permissive aggregation group) and the Top-Heavy Ratio for the group of plans exceeds sixty percent
         (60%); or

               (c) If this Plan is a part of a required aggregation group of plans and part of a permissive aggregation group and the Top-Heavy Ratio for the permissive aggregation group exceeds sixty percent (60%).

         In determining whether the Plan is top heavy for Plan Years commencing after December 31, 1988, the Account balance of a Participant who has not performed an Hour of Service for the Employer at any time during the five-consecutive-year period ending on the determination date shall be excluded from the calculation of the Top Heavy Ratio.

         9.4. Minimum Contribution -- For each Plan Year with respect to which the Plan is top heavy, the minimum amount allocated under the Plan for the benefit of each Participant who is a Non-Key Employee and who is otherwise eligible for such an allocation shall be the lesser of:

         (a) three percent (3%) of the Non-Key Participant's compensation (within the meaning of Section 415 of the Code) for the Plan Year, or

         (b) the Non-Key Participant's compensation (as defined in Section 415 of the Code) times a percentage equal to the largest percentage of such compensation (not exceeding $200,000) allocated to any Key Employee for the Plan Year under this Plan and all other defined contribution plans in the same required aggregation group. This clause (b) shall not apply to any plan required to be included in an aggregation group if such plan enables a defined benefit plan required to be included in such group to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

         This paragraph shall not apply to a Participant covered under a qualified defined benefit plan maintained by the Employer if the Participant's vested benefit thereunder satisfies the requirements of
         Section 416(c) of the Code. Notwithstanding any other language herein, a Non-Key Eligible Employee may not fail to receive a defined contribution minimum allocation because either (1) said Eligible Employee was excluded from participation (or accrues no benefit) merely because the Employee's compensation is less than the stated amount, or (2) the Employee is excluded from participation (or accrues no benefit) merely because of a failure to make Elective Deferrals.

         9.5. Limitation on Pension Benefit -- For any Plan Year in which the Plan is top-heavy, only the first $150,000 (or such larger amount as may be prescribed by the Secretary of Treasury or his delegate) of each Participant's annual compensation will be taken into account for purposes of determining benefits under the Plan.

         9.6.  Accelerated Vesting --

               (a) For each Plan Year during which the Plan is top heavy, a vesting schedule which complies with the requirements of Section 416(b)(1)(a) of the Code will be placed in effect. Each Participant in a Period of Service during a Plan Year in which the Plan is top-heavy will be entitled to a Nonforfeitable right to one hundred percent (100%) of the pension benefit accrued from Employer contributions provided said Participant has completed a Period of Service with the Employer of at least three (3) years.

               (b) In the event that an accelerated vesting schedule must be placed in effect in accordance with subparagraph (a) of this Section
         9.6 and the Plan is later determined not to be top heavy, no vesting schedule change shall be made which shall have the effect of providing a benefit to a Participant less than the accrued cumulative benefit to which the Participant was otherwise entitled as of the date of said vesting schedule change pursuant to said subparagraph
         (a).

   ARTICLE X - THE TRUST FUND
         10.1. Trust Agreement -- During the period in which this Plan remains in existence, the Employer or any successor thereto shall maintain in effect a Trust Agreement with a corporate trustee as Trustee, to hold, invest, and distribute the Trust Fund in accordance with the terms of such Trust Agreement.

         10.2. Investment of Accounts -- The Trustee shall invest and reinvest the Participant's Accounts in investment options as defined in
   Section 4.1 as directed by the Administrator or its delegate in writing. The Administrator shall issue such directions in accordance with the investment options selected by the Participants which shall remain in force until altered in writing in accordance with Sections 4.2 and 4.3.

         10.3. Expenses -- Expenses of the Plan and Trust shall be paid from the Trust.

   ARTICLE XI - ADMINISTRATION OF THE PLAN

         11.1. General Administration -- The general administration of the Plan shall be the responsibility of Raytheon Company (or any successor thereto) which shall be the Administrator and Named Fiduciary for purposes of the Retirement Act. The Company shall have the authority, in its sole discretion, to construe the terms of the Plan and to make determinations as to eligibility for benefits and as to other issues within the "Responsibilities of the Administrator" described in Article XI, Section
   11.2. All such determinations of the Company shall be conclusive and binding on all persons.

         11.2. Responsibilities of the Administrator -- The Administrator shall assign responsibility for performance of all necessary administrative duties, including the following:

               (a) Determination of all questions which may arise under the Plan with respect to eligibility for participation and administration of accounts, including without limitation questions with respect to membership, vesting, loans, withdrawals, accounting, status of accounts, stock ownership and voting rights, and any other issue requiring interpretation or application of the Plan.

               (b) Reference of appropriate issues to the Offices of the Vice President - Controller, and the Vice President - Human Resources, of Raytheon Company, respectively, for advice and counsel.

               (c) Establishment of procedures required by the Plan, such as notification to Employees as to joining the Plan, selecting and changing investment options, suspending deferrals, exercising voting rights in stock, withdrawing and borrowing account balances, designation of beneficiaries, election of method of distribution, and any other matters requiring a uniform procedure.

               (d) Submission of necessary amendments to supplement omissions from the Plan or reconcile any inconsistency therein.

               (e) Filing appropriate reports with the Government as required by law.

               (f) Appointment of a Trustee or Trustees and investment managers.
               (g) Review at appropriate intervals of the performance of the Trustee and such investment managers as may have been designated.

               (h) Appointment of such additional Fiduciaries as deemed necessary for the effective administration of the Plan, such appointments to be by written instrument.

         11.3. Liability for Acts of Other Fiduciaries -- Each Fiduciary shall be responsible only for the duties allocated or delegated to said Fiduciary, and other Fiduciaries shall not be liable for any breach of fiduciary responsibility with respect to any act or omission of any other Fiduciary unless:

               (a) The Fiduciary knowingly participates in or knowingly attempts to conceal the act or omission of such other Fiduciary and knows that such act or omission constitutes a breach of fiduciary responsibility by the other Fiduciary;

               (b) The Fiduciary has knowledge of a breach of fiduciary responsibility by the other Fiduciary and has not made reasonable efforts under the circumstances to remedy the breach; or

               (c) The Fiduciary's own breach of his specific fiduciary responsibilities has enabled another Fiduciary to commit a breach. No Fiduciary shall be liable for any acts or omissions which occur prior to his assumption of Fiduciary status or after his termination from such status.

         11.4. Employment by Fiduciaries -- Any Fiduciary hereunder may employ, with the written approval of the Administrator, one or more persons to render service with regard to any responsibility which has been assigned to such Fiduciary under the terms of the Plan including legal, tax, or investment counsel and may delegate to one or more persons any administrative duties (clerical or otherwise) hereunder.

         11.5. Recordkeeping -- The Administrator shall keep or cause to be kept any necessary data required for determining the account status of each Participant. In compiling such information, the Administrator may rely upon its employment records, including representations made by the Participant in the employment application and subsequent documents submitted by the Participant to the Employer. The Trustee shall be entitled to rely upon such information when furnished by the Administrator or its delegate. Each Employee shall be required to furnish the Administrator upon request and in such form as prescribed by the Administrator, such personal information, affidavits and authorizations to obtain information as the Administrator may deem appropriate for the proper administration of the Plan, including but not limited to proof of the Employee's date of birth and the date of birth of any person designated by a Participant as a Beneficiary.

         11.6. Claims Review Procedure -- The Administrator shall make all determinations as to the right of any person to Accounts under the Plan. Any such determination by the Administrator shall be made pursuant to the following procedure:

         Step 1. Claims with respect to an Account should be filed by a claimant as soon as practicable after claimant knows or should know that a dispute has arisen with respect to an Account, but at least thirty (30) days prior to the claimant's actual retirement date or, if applicable, within sixty (60) days after the death, Disability or Severance from Service of the Participant whose Account is at issue, by mailing a copy of the claim to the Benefits and Services Department, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173.

         Step 2. In the event that a claim with respect to an Account is wholly or partially denied by the Administrator, the Administrator shall, within ninety (90) days following receipt of the claim, so advise the claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan's claim review procedure.

         Step 3. Within sixty (60) days following receipt of the denial of a claim with respect to an Account, a claimant desiring to have the denial appealed shall file a request for review with the Administrator by mailing a copy thereof to the address shown in Step 1.

         Step 4. Within thirty (30) days following receipt of a request for review, the Administrator shall provide the claimant a further opportunity to present his or her position. At the Administrator's discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the claimant's position, which usually should not exceed thirty (30) days, the Administrator shall inform the claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

         11.7. Indemnification of Directors and Employees -- The Companies shall indemnify by insurance or otherwise any Fiduciary who is a director, officer or employee of the Employer, his heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of acts or omissions in his capacity as a Fiduciary hereunder, provided that such act or omission is not the result of gross negligence or willful misconduct. The Companies may indemnify other Fiduciaries, their heirs and legal representatives, under the circumstances, and subject to the limitations set forth in the preceding sentence, if such indemnification is determined by the Board of Directors to be in the best interests of the Companies.

         11.8. Immunity from Liability -- Except to the extent that Section 410(a) of the Retirement Act prohibits the granting of immunity to Fiduciaries from liability for any responsibility, obligation, or duty imposed under Title I, Subtitle B, Part 4, of said Act, an officer, employee, member of the Board of Directors of the Employer or other person assigned responsibility under this Plan shall be immune from any liability for any action or failure to act except such action or failure to act which results from said officer's, Employee's, Participant's or other person's own gross negligence or willful misconduct.

   ARTICLE XII - AMENDMENT OR TERMINATION OF THE PLAN

         12.1.  Right to Amend or Terminate Plan -- The Company reserves the right at any time or times, by action of the Chairman, the President, the
   Treasurer or the Vice President, Human Resources of Raytheon Company, to
   modify, amend or terminate the Plan in whole or in part as to its
   Employees, in which event a written direction from an authorized officer, approving such modification, amendment or termination shall be delivered to the Trustee and to the other Companies whose Employees are covered by this
   Plan, provided, however, that the Plan shall not be amended in such manner as would cause or permit any part of the corpus of the Trust to be diverted
   to purposes other than for the exclusive benefit of the Employees or as would cause or permit any part of such corpus to revert to any of the
   Companies prior to the satisfaction of all liabilities under the Plan, and provided further that the duties or liabilities of the Trustee shall not be increased without its written consent.

   12.2. Change in Vesting Schedule -- No amendment to the vesting schedule shall deprive a Participant of his or her Nonforfeitable rights to benefits accrued to the date of the amendment.

         12.3. Maintenance of Plan -- The Company has established the Plan with the bona fide intention and expectation that it will continue the Plan indefinitely, but the Company is not and shall not be under any obligation or liability whatsoever to maintain the Plan for any given length of time.

         12.4. Termination of Plan and Trust -- The Plan and Trust hereby created shall terminate upon the occurrence of any of the following events:

               (a) Delivery to the Trustee of a notice of termination executed by the Company specifying the date as of which the Plan and Trust shall terminate;

               (b) Adjudication of the Company as bankrupt or general assignment by the Company to or for the benefit of creditors or dissolution of the Company;

         In the event of the complete termination of this Plan (but a rescission under Section 13.2 for failure to qualify initially is not such a termination), the rights of each Participant to the amounts then credited to his or her Account shall be Nonforfeitable. In the event of the partial termination of this Plan, the rights of each Employee (as to whom the Plan is considered terminated) to the amounts then credited to his or her Account, shall be Nonforfeitable. Whether or not there is a complete or partial termination of this Plan shall be determined under the regulations promulgated pursuant to the Internal Revenue Code. To the extent this paragraph is inconsistent with any provisions contained elsewhere in this Plan or in the Trust which forms a part of this Plan, this paragraph shall govern. Upon such termination of the Plan and Trust, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations to the date of termination, each Participant or former Participant shall be entitled to receive any amounts then credited to his or her Account in the Trust Fund. The Trustee may make payments in cash or, to the extent permitted by Section 6.6, in stock.

   ARTICLE XIII - ADDITIONAL PROVISIONS

         13.1.  Effect of Merger, Consolidation or Transfer -- In the event of any merger or consolidation with or transfer of assets or liabilities to any other plan or to this Plan, each Participant of the Plan shall be entitled to a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation
   or transfer (if the Plan had been terminated).

         13.2. Necessity of Initial Qualification -- This Plan is established with the intent that it shall qualify under Sections 401(a) and 401(k) of the Code as that section exists at the time the Plan is established. If the Internal Revenue Service determines that the Plan initially fails to meet those requirements, then within thirty (30) days after the date of such determination all of the vested assets of the Trust Fund held for the benefit of Participants and their beneficiaries shall be distributed equitably among the contributors to the Plan in proportion to their contributions, and the Plan shall be considered to be rescinded and of no force or effect, unless such inadequacy is removed by a retroactive amendment pursuant to the Code.

         13.3. Limitation of Assignment -- No account under the Plan shall be subject in any manner to attachment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, or the vesting of rights in any person by operation of law or otherwise except as provided under this Plan, including but not limited to the Trustee or Receiver in Bankruptcy, and any attempt so to anticipate, alienate, sell, transfer, assign, encumber or charge the same shall be void, nor shall any such benefit be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit. If any Participant is adjudicated bankrupt, or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, then such benefit shall, in the discretion of the Administrator, cease and terminate and in that event the Trustee shall hold or apply the same or any part thereof to or for the benefit of such Participant in such manner as the Administrator may direct. This Section shall not apply to qualified domestic relations orders as defined in the Retirement Equity Act of 1984.

         13.4. Limitation of Rights of Employees -- This Plan is strictly a voluntary undertaking on the part of the Companies and shall not be deemed to constitute a contract between any of the Companies and any Employee, or to be a consideration for, or an inducement to, or a condition of the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of any of the Companies or shall interfere with the right of any of the Companies to dis-charge or otherwise terminate the employment of any Employee of the respective company at any time. No Employee shall be entitled to any right or claim hereunder except to the extent such right is specifically fixed under the terms of the Plan.

         13.5. Construction -- The Plan shall be construed, regulated, and administered under the laws of the Commonwealth of Massachusetts, except to the extent that the Retirement Act otherwise requires. In the event that any provision of this Plan is inconsistent with any provision in the Retirement Act, the provision in the Retirement Act shall be deemed to be controlling.

   ARTICLE XIV - DEFINITIONS

         The following terms have the meaning specified below unless the context indicates otherwise:

         14.1. "Account" means the entire interest of a Participant in the Trust Fund and shall consist of an Employee Account and, if applicable, a Rollover Contribution Account.

         14.2.  "Administrator" means Raytheon Company.

         14.3. "Annual Addition" means the Participant's Elective Deferral during a Limitation Year.
         14.4. "Authorized Leave of Absence" means an absence approved by the Companies on a uniform and nondiscriminatory basis not exceeding one (1) year for any of the following reasons: illness of Employee or relative, death of relative, education of Employee, or personal or family business of an extraordinary nature, provided in each case that the Employee returns to the service of the Companies within the time period specified by the Companies.

         14.5. "Authorized Military Leave of Absence" means any absence due to service in the Armed Forces of the United States, upon completion of which the Employee is entitled under any applicable Federal law to reemployment at the termination of such military service, provided that he returns to the service of the Companies within the period provided for by such applicable Federal law or such further period as may be established by the Administrator. As used in this paragraph, the term "Armed Forces of the United States" excludes the Merchant Marine.

         14.6. "Beneficiary" means a Participant's Surviving Spouse. If there is no Surviving Spouse, or if the Surviving Spouse has given written consent to the designation of another person or persons as Beneficiary, then Beneficiary shall mean said person or persons designated by the Participant to be paid the lump sum value of the Participant's Account in the event of the Participant's death.

         14.7. "Board of Directors" means the Board of Directors of Raytheon Company.

         14.8.  "Company" means Raytheon Company.

         14.9. "Companies" means the Company and any Subsidiary of the Company which elects through an authorized officer to participate in the Plan on account of its Employees, provided that participation in the Plan by such a Subsidiary is approved by the Board of Directors or an authorized officer of the Company, but shall not include any Division, Operation or similar cohesive group of a participating Subsidiary excluded by the Board of Directors or an authorized officer of the Subsidiary and the Board of Directors or an authorized officer of the Company.

         14.9A. "Covered Unit" means a unit designated by the Company and a participating Company as a unit, the employees in which are eligible to participate in this Plan.

         14.10. "Designated Hourly or Salaried Payroll" means an hourly or salaried payroll or portion thereof, processed in the United States, of one of the Companies which is designated in writing by the Administrator in accordance with nondiscriminatory and uniform rules as a payroll the Employees on which are eligible to participate in this Plan.

         14.11. "Disability" means that the Participant is totally and permanently disabled by bodily injury or disease so as to be prevented from engaging in any occupation for compensation or profit. The determination of disability shall be made by the Administrator with the aid of competent medical advice. It shall be based on such evidence as the Administrator deems necessary to establish disability or the continuation thereof.

         14.12. "Elective Deferral" means a voluntary reduction of Participant's compensation in accordance with a written direction to the Administrator.

         14.13. "Eligible Compensation" means base pay, supervisory differentials, shift premiums and sales commissions, excluding all other earnings from any source.

         14.14. "Eligible Employee" means any Employee on a U.S. based Designated Hourly or Salaried Payroll in a Covered Unit of one of the Companies, excluding Employees in cooperative studies and intern programs and a person who is an Employee solely by reason of being a leased employee within the meaning of Section 414(n) of the Internal Revenue Code.

         14.15. "Employee" means any person performing compensated services for the Employer who meets the definition of "Employee" for income tax withholding purposes under Treas. Regs. 3l.340l(c)-l and any person who is a leased employee providing services to the Employer as recipient pursuant to an agreement between the Employer and a leasing organization in accordance with Section 414(n)(2) of the Internal Revenue Code; provided, however, that a leased employee shall not be an Employee hereunder if covered by a plan, as described in Section 414(n)(5) of the Code, of the leasing organization.

         14.16. "Employer" means Raytheon Company, and, where the context requires, any subsidiary of Raytheon Company while such subsidiary is, or was, a member of a "controlled group of corporations" within the meaning of
   Section 414(b) of the Internal Revenue Code.

         14.17. "Employment Commencement Date" is the date on which the Employee first performs an Hour of Service with the Employer.

         14.18. "Enrollment Agreement" means a salary reduction agreement pursuant to which an Eligible Employee voluntarily joins the Plan and authorizes deferral of a portion of the Participant's Eligible
   Compensation.

         14.19.  "Entry Date" means the first Pay Date in each calendar month.

         14.20. "Fidelity" means Fidelity Investments, the recordkeeper for the Plan.

         14.21. "Fiduciary" means a named fiduciary and any other person or group of persons who assumes a fiduciary responsibility within the meaning of the Retirement Act under this Plan whether by expressed delegation or otherwise but only with respect to the specific responsibilities of each for the administration of the Plan and Trust Fund.

         14.22. (a) "Hour of Service" means an hour with respect to which any Employee is paid, or entitled to payment, for the performance of duties for the Employer during the applicable computation period.

                 (b) "Hour of Service" shall include an hour for which the Employee is entitled to credit under subparagraph (a) hereof as a result of employment with a Division, Operation or similar cohesive group of the Employer excluded from participation in the Plan.

                 (c) To the extent applicable, the rules set forth in 29 CFR Sections 2530.200b-2(b) and (c) for computing an "Hour of Service" are incorporated herein by reference.

         14.23. "Layoff" means an involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

         14.24. "Limitation Year" means the calendar year or any other 12-consecutive-month period adopted for all qualified deferred compensation plans of the Company pursuant to a written resolution adopted by the Company.

         14.25. "Nonforfeitable" means an unconditional right to an Account balance or portion thereof determined as of the applicable date of determination under this Plan.

         14.26.  "Normal Retirement Age" means the Participant's sixty-fifth
   (65th) birthday.

         14.27. "Participant" means an individual who is enrolled in the Plan pursuant to Article III and has not withdrawn the entire amount of his or her Account.

         14.28. "Pay Date" means the date designated for payment of wages or salary during the first pay period of a calendar month.

         14.29. "Period of Participation" means that portion of a Period of Service during which the Eligible Employee was a Participant, and had an Account in the Plan.

         14.30. "Period of Service" means the period of time beginning on the Employee's Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Employee's Severance from

   Service Date.

         14.31. "Period of Severance" means the period of time beginning on the Employee's Severance from Service Date and ending on the Employee's Reemployment Commencement Date.

         14.32. "Plan" means the Raytheon Employee Savings and Investment Plan as amended from time to time.

         14.33. "Plan Year" means a calendar year, or a portion thereof occurring prior to the termination of the Plan.

         14.34. "Reemployment Commencement Date" means the first date on which the Employee performs an Hour of Service following a Period of Severance which is excluded under Section 2.5 in determining whether a Participant has completed the required Period of Service for eligibility to participate in the Plan.

         14.35. "Retirement" means a Severance from Service when the Participant has either attained age 55 and completed a Period of Service of at least ten (10) years or has attained Normal Retirement Age.

         14.36. "Retirement Act" means the Employee Retirement Income Security Act of 1974, including any amendments thereto.

         14.37. "Rollover Contribution Account" means that portion of a Participant's Account which is attributable to rollover contributions received pursuant to Section 3.7, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

         14.38. "Salaried Payrolls" means the nonexempt salaried and the exempt salaried payrolls which are processed in the United States.

         14.39. "Severance from Service" means the termination of employment by reason of quit, Retirement, discharge, death or failure to return from Layoff, Authorized Leave of Absence, Authorized Military Leave of Absence or Disability, or, if designated by the Administrator pursuant to subsection 14.40(b) below, layoff as the result of a permanent plant closing.

         14.40.  "Severance from Service Date" means the earlier of:

               (a) the date on which an Employee quits, retires, is discharged, or dies; or

               (b) except as provided in paragraphs (c), (d) and (e) hereof, the first anniversary of the first date of a period during which an Employee is absent for any reason other than quit, retirement, discharge or death, provided that, on an equitable and uniform basis, the Administrator may determine that, in the case of a layoff as the result of a permanent plant closing, the Administrator may designate the date of layoff or other appropriate date prior to the first anniversary of the first date of absence as the Severance from Service Date; or

               (c) in the case of an Authorized Military Leave of Absence from which the Employee does not return prior to expiration of recall rights, "Severance from Service Date" means the first day of absence because of the leave; or

               (d) in the case of an absence due to Disability, "Severance from Service Date" means the earlier of the first anniversary of the first day of absence because of the Disability or the date of termination of the Disability; or

               (e) in the case of an Employee who is discharged or quits (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child to the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, "Severance from Service Date," for the sole purpose of determining the length of a Period of Service, shall mean the first anniversary of the quit or discharge.

         14.41. "Subsidiary" means any corporation designated by the Board of Directors as a Subsidiary, provided that for the purposes of the Plan no corporation shall be considered a Subsidiary during any period when less than fifty percent (50%) of its outstanding voting stock is beneficially owned by the Company.

         14.42. "Surviving Spouse" means a lawful spouse surviving the Participant as of the date of Participant's death.

         14.43. "Trust Agreement" means the agreement between the Company and the Trustee, and any successor agreement made and entered into for the establishment of a trust fund of all contributions which may be made to the Trustee under the Plan.

         14.44. "Trustee" means the Trustee and any successor trustees under the Trust Agreement.

         14.45. "Trust Fund" means the cash, securities, and other property held by the Trustee for the purposes of the Plan.

         14.46. "Valuation Date" means the last business day of each calendar month.

         14.47. Words used in either the masculine or feminine gender shall be read and construed so as to apply to both genders where the context so warrants. Words used in the singular shall be read and construed in the plural where they so apply.